EXHIBIT 99.1

NEWS RELEASE	July 10, 2006
For more information, contact:
Kirk Whorf
Executive Vice President and Chief Financial Officer kwhorf@northstatebank.com
Or, Larry D. Barbour, President and CEO
919-787-9696

NORTH STATE BANCORP REPORTS RECORD EARNINGS

FOR SECOND QUARTER 2006

Raleigh, NC. .. . North State Bancorp, (the “Company” – OTC: NSBC) reports net income of $751,000 or $.24 per diluted share for the second quarter of 2006, compared to net income of $599,000 or $.19 per diluted share for the second quarter of 2005, an increase of 25.4%. For the six months ended June 30, 2006, the Company reports net income of $1.4 million, compared to net income of $1.0 million in 2005 for the same period, an increase of 38.1%. Earnings per diluted share for the six months ended for 2006 and 2005 were $.46 and $.34 respectively, an increase of 35.3%.

Total deposits at June 30, 2006 were $374.8 million and total loans were $321.0 million, compared to total deposits of $313.8 million and total loans of $260.8 million reported as of June 30, 2005, increases of 19.4% and 23.1%, respectively. Total assets for North State Bancorp as of June 30, 2006 were $423.2 million, compared to $350.5 million at June 30, 2005, an increase of 20.7%.

“Our focus continues to be on becoming a high performing bank by being the dominant bank in our markets for professionals, professional firms, property management companies, churches, and individuals who value a mutually beneficial banking relationship. Our success in these areas should continue to be reflected through consistent improvements in strong core deposit growth, net interest margin, net income and earnings per share. We are extremely pleased with our progress and believe it will continue to be enhanced through our plans for the future,” said Larry D. Barbour, North State Bancorp president and CEO.

In its plan to become a premier, high-performing bank, North State Bank has expanded outside the Wake County market with the June 15 opening of a loan production office in Wilmington, N.C. in New Hanover County. Expanding its presence in Wake County, the bank will also open a full-service office in Wake Forest in mid-August. “We firmly believe North State Bank will succeed in eventually becoming a premier, high-performing bank in this market, especially as it relates to core deposit percentage”, states Mr. Barbour.

Founded in 2000, North State Bank is a full-service community bank, currently serving Wake County and Hanover County through six offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in the Wake Forest area and a loan production office at the Lumina Station shopping center in Wilmington.

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www.northstatebank.com

The information as of and for the quarter ended June 30, 2006 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.